Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2023, relating to the consolidated financial statements of bioAffinity Technologies, which are contained in the bioAffinity Technologies, Inc. Annual Report on Form 10-K filed with the SEC on March 31, 2023.

/s/ WithumSmith+Brown, PC

New York, New York

April 18, 2023